Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS SECOND QUARTER 2020 RESULTS

Wilmington, NC, July 22, 2020 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or the “Company”) today reported second quarter 2020 net income of $3.8 million, or $0.09 per diluted share, compared to net income of $4.9 million, or $0.12 per diluted share, for the second quarter of 2019.  The second quarter of 2020 was largely impacted by continued risks and uncertainties related to the COVID-19 pandemic.

“Live Oak leveraged the power of its people and technology platforms in the second quarter of 2020 to deliver in excess of $1.7 billion of loans through the Paycheck Protection Program.  We fully lived out our mission as we provided much needed capital to more than 10,000 small businesses across the U.S.,” said James S. Mahan, III, Chairman and Chief Executive Officer of Live Oak.  “We are honored and humbled by the spirit and fortitude of small businesses to persevere during this unprecedented time. We are more dedicated than ever to transforming financial service technology by providing exceptional customer service and next-generation digital experiences to American small business owners.”

Second Quarter 2020 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	2Q 2020	2Q 2019	Dollars	Percent	1Q 2020
Net interest income and servicing revenues	$47,589	$40,998	$6,591	16%	$46,583
Net income (loss)	3,777	4,935	(1,158)	(23)	(7,602)
Diluted earnings (loss) per share	0.09	0.12	(0.03)	(25)	(0.19)
Non-GAAP net income (loss) (1)	3,777	5,393	(1,616)	(30)	(7,602)
Non-GAAP diluted earnings (loss) per share (1)	0.09	0.13	(0.04)	(31)	(0.19)
Loan and lease production:
Loans and leases originated	$2,175,055	$525,088	$1,649,967	314%	$500,634
% Fully funded	89.8%	42.9%	n/a	n/a	57.6%
Total loans and leases	$5,626,650	$3,066,103	$2,560,547	84%	$3,813,541
Total assets	8,209,154	4,271,473	3,937,681	92	5,273,569
Total deposits	5,873,292	3,718,769	2,154,523	58	4,639,401

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At June 30, 2020, the total loan and lease portfolio increased to $5.63 billion, 83.5% above its level a year ago and 47.5% above its level at March 31, 2020.  Compared to the first quarter of 2020, loans and leases held for investment increased $1.83 billion, or 65.0%, to $4.65 billion while loans held for sale decreased $19.5 million, or 2.0%, to $976.6 million. Loan and lease originations totaled $2.18 billion during the second quarter of 2020, an increase of $1.67 billion, or 334.5%, from the first quarter of 2020.  The total loan and lease portfolio at June 30, 2020, and March 31, 2020, of $5.63 billion and $3.81 billion, respectively, consisted of approximately 38.7% and 54.8% of unguaranteed loans and leases, respectively.

Average loans and leases were $5.13 billion during the second quarter of 2020 compared to $3.77 billion during the first quarter of 2020.

Loans and leases held for investment, loan and lease originations, and average loans and leases were significantly influenced by the addition of loans originated through the Paycheck Protection Program (“PPP”).  PPP loans comprised $1.74 billion of the total loans and leases originated during the second quarter of 2020 and are carried at historical cost classified as held for investment at June 30, 2020.  Additionally, the unguaranteed percentage of the total loan and lease portfolio of 38.7% at June 30, 2020, is significantly influenced by the addition of PPP loans carrying a 100% government guarantee.

Deposits

Total deposits increased by $1.23 billion to $5.87 billion at June 30, 2020 from $4.64 billion at March 31, 2020, to support the planned origination of PPP loans and following the defensive strategy to build liquidity during the first quarter of 2020 due to the uncertainty of the effects of COVID-19. Average total interest-bearing deposits for the second quarter of 2020 increased $1.27 billion, or 29.1%, to $5.63 billion, compared to $4.36 billion for the first quarter of 2020. The ratio of average total loans and leases to average interest-bearing deposits was 91.1% for the second quarter of 2020, compared to 86.3% for the first quarter of 2020.

Borrowings

During the second quarter of 2020, the Company increased long term borrowings by $1.72 billion through the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”).  These PPPLF borrowings were used to help fund PPP loans and complement the defensive strategy to build liquidity which commenced in the first quarter of 2020 due to the uncertainty of the effects of COVID-19.  The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security, carries an interest rate of 0.35% and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.  This increase in borrowings at favorable rates was offset by the repayment of $45.0 million of existing debt at the parent company during the quarter.

Net Interest Income

Net interest income for the second quarter of 2020 rose to $40.9 million compared to $33.9 million for the second quarter of 2019 and $40.2 million for the first quarter of 2020. The increase from the prior year was driven by significant growth in the total loan and lease portfolios reflecting the Company's ongoing initiative to grow recurring revenue sources and strengthen its liquidity profile.  This increase over the prior year was further enhanced by the aforementioned origination of $1.74 billion in PPP loans in the second quarter of 2020.  The increase from the first quarter of 2020 arose from a higher average loan and lease portfolio balance offset with a 99-basis point decline in the net interest margin from 3.55% to 2.56%.  The decrease in interest earning asset yields outpaced the reduction in the average cost of interest-bearing liabilities with the repricing of the loan portfolio on April 1, 2020, following 150 basis points of cuts to the federal funds rate during the first quarter of 2020. Increased liquidity levels for anticipated PPP lending and the resulting PPPLF also depressed the net interest margin during the second quarter of 2020.

Noninterest Income

Noninterest income for the second quarter of 2020 increased to $22.4 million compared to $14.7 million for the second quarter of 2019 and $5.7 million for the first quarter of 2020.  The increase from the prior year was largely driven by a $4.7 million increase in the net gains on sales of loans with the volume of guaranteed loans sold increasing to $155.0 million for the second quarter of 2020 from $71.9 million for the second quarter of 2019. Other noninterest income increased $3.6 million for the second quarter of 2020 compared to the prior year primarily as the result of $2.5 million in revenue resulting from the sale of services from co-developed technology for processing PPP loans. The net loss on the loan servicing asset revaluation totaled $1.6 million for the second quarter of 2020, a decrease from $3.2 million for the second quarter of 2019. Additionally, management fee income earned by Canapi Advisors, the Company’s investment advisor subsidiary, increased by $1.1 million to $1.2 million for the second quarter of 2020 compared to $91 thousand for the second quarter of 2019. Offsetting the increases in noninterest income for the second quarter of 2020, the valuation adjustments related to loans measured at fair value decreased $3.9 million compared to the second quarter of 2019.

Noninterest income increased $16.7 million for the second quarter of 2020 compared to the prior quarter.  For the second quarter of 2020, fair value adjustments continued to be negatively impacted by uncertainty and changing conditions related to the COVID-19 pandemic.  The negative valuation adjustment for loans measured at fair value was $1.1 million for the second quarter of 2020, or a decrease of $9.5 million compared to the prior quarter, while the net loss on the loan servicing asset revaluation was $1.6 million over the same period, or a decrease of $3.1 million compared to the prior quarter. The magnitude of COVID-19 related impacts on loan fair value adjustments in the second quarter was dampened by improving market conditions for unguaranteed loans. Additionally, other noninterest income increased $3.0 million from the prior quarter primarily due to the previously discussed $2.5 million in revenue from co-developed technology.

The average net gain on guaranteed loan sales was $66.8 thousand per million sold in the second quarter of 2020 versus $80.1 thousand per million in the second quarter of 2019 and $63.7 thousand per million in the first quarter of 2020.  The decrease in average loan sale pricing from 2019 was driven by the same factors observed in the prior quarter, including the mix of loans sold by the Company, weakening of market conditions for the purchase of guaranteed loans and less favorable fair value adjustments for exchange-traded interest rate futures contracts. The Company recorded $127 thousand in fair value net gains on exchange-traded interest rate futures contracts during the second quarter of 2020 compared to $3.2 million in fair value net losses during the first quarter of 2020.  The decrease in volatility of exchange-traded interest rate futures contracts was the product of the Company preemptively exiting many such contracts in the first quarter.  Excluding fair value gains and losses on exchange-traded interest rate futures contracts, the average net gain on guaranteed loan sales was $65.9 thousand and $93.7 thousand per million sold in the second quarters of 2020 and 2019, respectively, and $83.5 thousand per million sold in the first quarter of 2020.

Noninterest Expense

Noninterest expense for the second quarter of 2020 increased to $48.1 million compared to $39.6 million for the second quarter of 2019 and decreased from $49.5 million for the first quarter of 2020.

Salaries and employee benefits for the second quarter of 2020 increased to $30.8 million compared to $22.0 million for the second quarter of 2019 and $28.1 million for the first quarter of 2020.  The salaries and employee benefits increase over the second quarter of 2019 and first quarter of 2020 was attributable to the Company’s investment in its workforce to support growth and a variety of initiatives including $7.2 million in expense for a performance bonus pool that was available to all employees other than executive officers.  This expense was mitigated by $4.2 million of deferred salary expense for the origination of PPP loans during the second quarter of 2020.

Related to the ongoing effects of the COVID-19 pandemic, travel expense decreased to $364 thousand for the second quarter of 2020 compared to $1.5 million for the second quarter of 2019 and $1.8 million for the first quarter of 2020.  Similarly, advertising and marketing expense decreased to $624 thousand for the second quarter of 2020 compared to $1.7 million for the second quarter of 2019 and $1.4 million for the first quarter of 2020.

Asset Quality

Net charge-offs for loans carried at historical cost decreased to $1.8 million in the second quarter of 2020 compared to $2.8 million in the first quarter of 2020 and increased from $121 thousand in the second quarter of 2019.  Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended June 30, 2020 and 2019 and March 31, 2020, were 0.21%, 0.04% and 0.58%, respectively.  The decline in net charge-offs as a percentage of average held for investment loans and leases was also impacted by the significant addition of PPP loans in the second quarter of 2020.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $6.4 million and $8.2 million accounted for under the fair value option at June 30, 2020 and March 31, 2020, respectively, increased to $13.1 million, or 0.34% of loans and leases held for investment which are carried at historical cost, at June 30, 2020, compared to $9.6 million, or 0.48%, at March 31, 2020.

The unguaranteed exposure of foreclosed assets decreased $279 thousand to $1.2 million at June 30, 2020, compared to March 31, 2020.  Foreclosed assets decreased $1.1 million to $5.7 million at June 30, 2020, from $6.7 million at March 31, 2020.

Provision for Loan and Lease Credit Losses

The provision for loan and lease credit losses for the second quarter of 2020 totaled $10.0 million compared to $11.8 million for the first quarter of 2020 and $3.4 million for the second quarter of 2019.  The Company adopted the new current expected credit losses (“CECL”) standard effective January 1, 2020, and accordingly determined to use forecasted levels of unemployment as a primary economic variable in forecasting future expected losses.  Based upon the severity of ongoing developments resulting from the COVID-19 pandemic, the Company’s allowance for credit losses on loans and leases has continued to significantly increase.

The allowance for credit losses on loans and leases totaled $44.1 million at June 30, 2020, compared to $35.9 million at March 31, 2020. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.16% and 1.81% at June 30, 2020, and March 31, 2020, respectively.  The decline in the allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost during the second quarter was due to the addition of 100% guaranteed PPP loans.

Income Tax

Income tax expense was $1.5 million in the second quarter of 2020 compared to an income tax expense of $662 thousand in the second quarter of 2019 and an income tax benefit of $7.8 million in the first quarter of 2020. The increase in the second quarter of 2020 over the second quarter of 2019 is primarily due to the absence of expected tax credits during 2020.  The increase in income tax expense in the second quarter of 2020 compared to the first quarter of 2020 is due to a net pre-tax loss for the first quarter of 2020 combined with a tax benefit of $3.7 million in the first quarter of 2020 due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) on March 27, 2020, which allows the carryback of certain net operating losses to each of the five taxable years preceding the taxable year of such losses.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (July 23, 2020). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 3174517. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year.  A replay of the conference call will also be available until 5:00 p.m. ET July 30, 2020 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the coronavirus COVID-19 pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | CMO | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Interest income
Loans and fees on loans	$62,022	$58,961	$57,017	$55,939	$49,914
Investment securities, taxable	3,786	3,762	3,911	4,001	4,116
Other interest earning assets	1,009	750	885	1,167	1,108
Total interest income	66,817	63,473	61,813	61,107	55,138
Interest expense
Deposits	25,121	23,255	23,801	23,576	21,203
Borrowings	798	57	1	—	—
Total interest expense	25,919	23,312	23,802	23,576	21,203
Net interest income	40,898	40,161	38,011	37,531	33,935
Provision for loan and lease credit losses	9,958	11,792	4,809	3,960	3,412
Net interest income after provision for loan and lease credit losses	30,940	28,369	33,202	33,571	30,523
Noninterest income
Loan servicing revenue	6,691	6,422	6,730	6,831	7,063
Loan servicing asset revaluation	(1,571)	(4,692)	(4,135)	(5,161)	(3,245)
Net gains on sales of loans	10,695	11,112	11,364	7,425	6,015
Net (loss) gain on loans accounted for under the fair value option	(1,089)	(10,638)	1,432	1,102	2,791
Equity method investments income (loss)	(2,243)	(2,478)	(1,769)	(2,370)	(1,736)
Equity security investments gains (losses), net	161	(64)	54	3,343	32
Gain (loss) on sale of investment securities available-for-sale	734	(79)	528	87	—
Lease income	2,635	2,624	2,600	2,361	2,369
Management fee income	1,206	1,644	1,556	95	91
Construction supervision fee income	684	390	240	360	386
Other noninterest income	4,508	1,501	1,525	1,355	884
Total noninterest income	22,411	5,742	20,125	15,428	14,650
Noninterest expense
Salaries and employee benefits	30,782	28,063	24,072	22,717	21,990
Travel expense	364	1,781	2,246	1,934	1,541
Professional services expense	1,385	1,937	983	2,073	1,621
Advertising and marketing expense	624	1,361	1,630	1,277	1,665
Occupancy expense	1,955	2,421	2,528	2,131	1,848
Data processing expense	2,764	3,157	1,847	3,072	1,947
Equipment expense	4,652	4,635	4,402	4,361	4,239
Other loan origination and maintenance expense	2,492	2,456	2,390	3,535	1,708
Renewable energy tax credit investment impairment	—	—	—	—	602
FDIC insurance	1,721	1,510	2,012	101	699
Other expense	1,361	2,170	2,300	1,536	1,716
Total noninterest expense	48,100	49,491	44,410	42,737	39,576
Income (loss) before taxes	5,251	(15,380)	8,917	6,262	5,597
Income tax expense (benefit)	1,474	(7,778)	2,085	2,367	662
Net income (loss)	$3,777	$(7,602)	$6,832	$3,895	$4,935
Earnings (loss) per share
Basic	$0.09	$(0.19)	$0.17	$0.10	$0.12
Diluted	$0.09	$(0.19)	$0.17	$0.09	$0.12
Weighted average shares outstanding
Basic	40,506,671	40,334,179	40,291,867	40,240,740	40,196,662
Diluted	41,122,025	41,074,049	41,178,472	41,113,575	40,998,541

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Assets
Cash and due from banks	$1,256,958	$254,077	$124,610	$157,359	$112,464
Federal funds sold	91,188	158,226	96,787	88,919	68,153
Certificates of deposit with other banks	7,250	7,250	7,250	7,250	7,250
Investment securities available-for-sale	779,794	574,168	540,045	570,795	576,275
Loans held for sale (1)	976,594	996,050	966,447	903,095	857,837
Loans and leases held for investment (2)	4,650,056	2,817,491	2,627,286	2,422,970	2,208,266
Allowance for credit losses on loans and leases	(44,083)	(35,906)	(28,234)	(23,961)	(20,841)
Net loans and leases	4,605,973	2,781,585	2,599,052	2,399,009	2,187,425
Premises and equipment, net	269,063	274,177	279,099	280,942	281,126
Foreclosed assets	5,660	6,744	5,612	5,702	6,044
Servicing assets	33,834	33,532	35,365	37,583	41,687
Operating lease right-of-use assets	2,886	2,236	2,427	1,890	1,996
Other assets	179,954	185,524	156,134	148,985	131,216
Total assets	$8,209,154	$5,273,569	$4,812,828	$4,601,529	$4,271,473
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$53,938	$51,275	$51,965	$54,205	$52,588
Interest-bearing	5,819,354	4,588,126	4,175,015	3,962,894	3,666,181
Total deposits	5,873,292	4,639,401	4,226,980	4,017,099	3,718,769
Borrowings	1,721,029	50,012	14	1,310	1,361
Operating lease liabilities	3,079	2,416	2,619	2,041	2,162
Other liabilities	63,319	47,968	50,829	52,860	30,195
Total liabilities	7,660,719	4,739,797	4,280,442	4,073,310	3,752,487
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	319,542	314,994	309,526	296,925	284,987
Class B common stock (non-voting)	28,753	28,753	30,871	40,401	49,168
Retained earnings	174,837	172,276	180,265	174,641	171,954
Accumulated other comprehensive income	25,303	17,749	11,724	16,252	12,877
Total equity	548,435	533,772	532,386	528,219	518,986
Total liabilities and shareholders’ equity	$8,209,154	$5,273,569	$4,812,828	$4,601,529	$4,271,473

(1)

Includes $32.1 million, $19.2 million, $16.2 million, $14.7 million and $26.6 million measured at fair value for the quarters ended June 30, 2020, March 31,2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively.

(2)

Includes $834.6 million, $831.4 million, $824.5 million, $831.3 million and $839.1 million measured at fair value for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively.

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Six months ended
	June 30, 2020	June 30, 2019
Interest income
Loans and fees on loans	$120,983	$94,880
Investment securities, taxable	7,548	7,433
Other interest earning assets	1,759	2,747
Total interest income	130,290	105,060
Interest expense
Deposits	48,376	40,520
Borrowings	855	—
Total interest expense	49,231	40,520
Net interest income	81,059	64,540
Provision for loan and lease credit losses	21,750	6,443
Net interest income after provision for loan and lease credit losses	59,309	58,097
Noninterest income
Loan servicing revenue	13,113	14,473
Loan servicing asset revaluation	(6,263)	(7,285)
Net gains on sales of loans	21,807	10,213
Net (loss) gain on loans accounted for under the fair value option	(11,727)	4,874
Equity method investments income (loss)	(4,721)	(3,750)
Equity security investments gains (losses), net	97	135
Gain on sale of investment securities available-for-sale	655	5
Lease income	5,259	4,694
Management fee income	2,850	91
Construction supervision fee income	1,074	1,165
Other noninterest income	6,009	3,351
Total noninterest income	28,153	27,966
Noninterest expense
Salaries and employee benefits	58,845	43,845
Travel expense	2,145	2,741
Professional services expense	3,322	3,803
Advertising and marketing expense	1,985	3,029
Occupancy expense	4,376	3,457
Data processing expense	5,921	4,346
Equipment expense	9,287	7,564
Other loan origination and maintenance expense	4,948	3,347
Renewable energy tax credit investment impairment	—	602
FDIC insurance	3,231	1,334
Other expense	3,531	3,709
Total noninterest expense	97,591	77,777
(Loss) income before taxes	(10,129)	8,286
Income tax (benefit) expense	(6,304)	979
Net (loss) income	$(3,825)	$7,307
(Loss) earnings per share
Basic	$(0.10)	$0.18
Diluted	$(0.10)	$0.18
Weighted average shares outstanding
Basic	40,420,425	40,178,491
Diluted	41,098,037	40,960,283

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Income Statement Data
Net income (loss)	$3,777	$(7,602)	$6,832	$3,895	$4,935
Per Common Share
Net income (loss), basic	$0.09	$(0.19)	$0.17	$0.10	$0.12
Net income (loss), diluted	0.09	(0.19)	0.17	0.09	0.12
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	13.53	13.22	13.20	13.12	12.90
Tangible book value (1)	13.43	13.22	13.20	13.12	12.90
Performance Ratios
Return on average assets (annualized)	0.22%	(0.61)%	0.58%	0.35%	0.48%
Return on average equity (annualized)	2.68	(5.64)	5.06	2.94	3.85
Net interest margin	2.56	3.55	3.57	3.75	3.71
Efficiency ratio (1)	76.87	107.63	77.09	80.83	81.46
Noninterest income to total revenue	34.64	12.66	34.02	29.02	30.15
Selected Loan Metrics
Loans and leases originated	$2,175,055	$500,634	$523,688	$562,259	$525,088
Guaranteed loans sold	154,980	162,297	105,002	100,498	71,934
Average net gain on sale of guaranteed loans	66.76	63.71	106.16	80.51	80.12
Adjusted average net gain on sale of guaranteed loans (2)	65.94	83.48	94.86	94.98	93.74
Outstanding balance of sold loans serviced:
Guaranteed	2,840,429	2,761,015	2,746,480	2,802,073	2,870,108
Unguaranteed	231,602	223,587	224,127	211,095	183,991
Total	3,072,031	2,984,602	2,970,607	3,013,168	3,054,099
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.16%	1.81%	1.57%	1.51%	1.52%
Net charge-offs (4)	$1,781	$2,799	$536	$840	$121
Net charge-offs to average loans and leases held for investment (3) (4)	0.21%	0.58%	0.13%	0.23%	0.04%
Nonperforming loans and leases (4)	$40,275	$34,088	$21,937	$22,300	$18,835
Foreclosed assets	5,660	6,744	5,612	5,702	6,044
Nonperforming loans and leases (unguaranteed exposure) (4)	13,122	9,623	7,224	7,842	6,533
Foreclosed assets (unguaranteed exposure)	1,199	1,478	1,120	1,142	1,228
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4)	$14,321	$11,101	$8,344	$8,984	$7,761
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4)	0.20%	0.25%	0.21%	0.24%	0.23%
Nonperforming loans accounted for under the fair value option	$46,221	$60,558	$49,739	$54,024	$42,011
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	6,352	8,193	6,700	8,214	7,726
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.85%	13.81%	14.90%	15.28%	16.08%
Total capital (to risk-weighted assets)	14.00	14.83	15.74	16.03	16.78
Tier 1 risk based capital (to risk-weighted assets)	12.85	13.81	14.90	15.28	16.08
Tier 1 leverage capital (to average assets)	7.96	9.94	10.65	11.12	11.77

Notes to Quarterly Selected Financial Data

(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2) Excludes fair value gain/loss on exchange-traded interest rate futures contracts.

(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4) Excludes loans measured at fair value.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended June 30, 2020			Three months ended March 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Federal funds sold and interest earning balances in other banks	$711,916	$1,009	0.57%	$229,886	$750	1.31%
Investment securities	556,014	3,786	2.73	536,206	3,762	2.81
Loans held for sale	921,956	13,115	5.71	1,016,572	15,865	6.26
Loans and leases held for investment (1)	4,208,109	48,907	4.66	2,750,351	43,096	6.28
Total interest earning assets	6,397,995	66,817	4.19	4,533,015	63,473	5.62
Less: allowance for credit losses on loans and leases	(35,875)			(27,003)
Non-interest earning assets	603,610			507,328
Total assets	$6,965,730			$5,013,340
Interest bearing liabilities:
Interest bearing checking	$462,977	$646	0.56%	$—	$—	—%
Savings	1,398,378	4,814	1.38	1,123,882	4,844	1.73
Money market accounts	82,908	89	0.43	77,622	100	0.52
Certificates of deposit	3,689,041	19,572	2.13	3,162,660	18,311	2.32
Total interest bearing deposits	5,633,304	25,121	1.79	4,364,164	23,255	2.14
Borrowings	676,849	798	0.47	7,156	57	3.19
Total interest bearing liabilities	6,310,153	25,919	1.65	4,371,320	23,312	2.14
Non-interest bearing deposits	41,218			48,925
Non-interest bearing liabilities	50,554			53,494
Shareholders' equity	563,805			539,601
Total liabilities and shareholders' equity	$6,965,730			$5,013,340
Net interest income and interest rate spread		$40,898	2.54%		$40,161	3.48%
Net interest margin			2.56			3.55
Ratio of average interest-earning assets to average interest-bearing liabilities			101.39%			103.70%

(1)Average loan and lease balances include non-accruing loans and leases.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Total shareholders’ equity	$548,435	$533,772	$532,386	$528,219	$518,986
Less:
Goodwill	1,797	—	—	—	—
Other intangible assets	2,294	—	—	—	—
Tangible shareholders’ equity (a)	$544,344	$533,772	$532,386	$528,219	$518,986
Shares outstanding (c)	40,525,632	40,380,201	40,316,974	40,272,908	40,220,916
Total assets	$8,209,154	$5,273,569	$4,812,828	$4,601,529	$4,271,473
Less:
Goodwill	1,797	—	—	—	—
Other intangible assets	2,294	—	—	—	—
Tangible assets (b)	$8,205,063	$5,273,569	$4,812,828	$4,601,529	$4,271,473
Tangible shareholders’ equity to tangible assets (a/b)	6.63%	10.12%	11.06%	11.48%	12.15%
Tangible book value per share (a/c)	$13.43	$13.22	$13.20	$13.12	$12.90
Efficiency ratio:
Noninterest expense (d)	$48,100	$49,491	$44,410	$42,737	$39,576
Net interest income	40,898	40,161	38,011	37,531	33,935
Noninterest income	22,411	5,742	20,125	15,428	14,650
Less: gain on sale of securities	734	(79)	528	87	—
Adjusted operating revenue (e)	$62,575	$45,982	$57,608	$52,872	$48,585
Efficiency ratio (d/e)	76.87%	107.63%	77.09%	80.83%	81.46%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	2Q 2020	1Q 2020	2Q 2019	2Q 2020	2Q 2019
Reconciliation of net income (loss) to non-GAAP net income (loss) for non-routine income and expenses:
Net income (loss)	$3,777	$(7,602)	$4,935	$(3,825)	$7,307
Gain on sale of aircraft	—	—	—	—	(357)
Renewable energy tax credit investment impairment	—	—	602	—	602
Income tax effects and adjustments for non-GAAP items *	—	—	(144)	—	(58)
Non-GAAP net income (loss)	$3,777	$(7,602)	$5,393	$(3,825)	$7,494
* Estimated at 24.0%
Non-GAAP earnings (loss) per share:
Basic	$0.09	$(0.19)	$0.13	$(0.10)	$0.19
Diluted	$0.09	$(0.19)	$0.13	$(0.10)	$0.18
Weighted-average shares outstanding:
Basic	40,506,671	40,334,179	40,196,662	40,420,425	40,178,491
Diluted	41,122,025	41,074,049	40,998,541	41,098,037	40,960,283
Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$22,411	$5,742	$14,650	$28,153	$27,966
Gain on sale of aircraft	—	—	—	—	(357)
Noninterest income, as adjusted	$22,411	$5,742	$14,650	$28,153	$27,609
Noninterest expense, as reported	$48,100	$49,491	$39,576	$97,591	$77,777
Renewable energy tax credit investment impairment	—	—	(602)	—	(602)
Noninterest expense, as adjusted	$48,100	$49,491	$38,974	$97,591	$77,175
Income (loss) before taxes, as reported	$5,251	$(15,380)	$5,597	$(10,129)	$8,286
Gain on sale of aircraft	—	—	—	—	(357)
Renewable energy tax credit investment impairment	—	—	602	—	602
Income (loss) before taxes, as adjusted	$5,251	$(15,380)	$6,199	$(10,129)	$8,531
Income tax expense (benefit), as reported	$1,474	$(7,778)	$662	$(6,304)	$979
Income tax effects and adjustments for non-recurring income and expenses	—	—	144	—	58
Income tax expense (benefit), as adjusted	$1,474	$(7,778)	$806	$(6,304)	$1,037

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.